UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 19, 2006 (September 18, 2006)

DYNEGY INC.

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
Delaware	0-29311	94-3248415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 507-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 18, 2006, Dynegy Inc. (“Dynegy”) issued a press release to announce that through its participation in the recent Illinois reverse power procurement auction, a subsidiary of Dynegy will be entering into energy product supply agreements for the delivery during 2007 and later periods of specified amounts of electricity together with capacity and specified ancillary, transmission and load-following services (the “New Illinois Agreements”).

Subsequent to the issuance of the press release, representatives of Dynegy made certain non-intentional disclosures regarding a potential increase of approximately $90-$100 million in Dynegy’s operating margin for 2007 as compared to 2006, based solely on the projected net financial impact of the New Illinois Agreements as compared to Dynegy’s current power purchase agreement with Ameren Corporation. These disclosures are consistent with Dynegy’s previous public disclosures as to the potential increase in the 2007 financial results of its Illinois power generation fleet with respect to certain power volumes committed for 2006 under the Ameren Corporation power purchase agreement, and are not intended to serve as, and should not be read to reflect, Dynegy’s earnings guidance for 2007. Dynegy intends to provide its 2007 earnings estimates in the fourth quarter 2006, which estimates are expected to be updated to include the estimated earnings and cash flows from Dynegy’s power generation portfolio.

Operating margin is a non-GAAP financial measure. However, because Dynegy has not yet projected its 2007 operating margin or any comparable GAAP measures, no reconciliation of the aforementioned potential operating margin increase is included herewith because it cannot be provided without unreasonable efforts. The lack of such reconciling information should be considered when assessing the impact of these disclosures.

The information in this Item 7.01 on Form 8–K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On September 18, 2006, as disclosed above, Dynegy issued a press release announcing that through its participation in the Illinois reverse power procurement auction, a subsidiary of Dynegy will be entering into energy product supply agreements with subsidiaries of Ameren Corporation. A copy of this press release is attached hereto as Exhibit 99.1. For further additional information on the Illinois electric power auction please see http://www.illinois-auction.com.

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FORWARD-LOOKING STATEMENTS

Certain statements included in this Current Report on Form 8-K are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: potential increase of approximately $90-$100 million in Dynegy’s operating margin for 2007 as compared to 2006; projected net financial impact of the New Illinois Agreements as compared to Dynegy’s current power purchase agreement with Ameren Corporation; and potential increase in the 2007 financial results of its Illinois power generation fleet with respect to certain power volumes committed for 2006 under the Ameren Corporation power purchase agreement. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: consummation of the New Illinois Agreements; changes in costs and revenues arising under Dynegy’s current power purchase agreement with Ameren Corporation and changes in commodity prices. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this Form 8-K to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy will file a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the previously announced proposed merger with the LS Power Group. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov. Copies of the proxy statement/prospectus may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, the LS Power Group and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders in respect of the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants will be included in the forthcoming proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Dynegy has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC. (Registrant)

Date: September 19, 2006	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President

DYNEGY HOLDINGS INC.
(Registrant)

Date: September 19, 2006	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 18, 2006